Exhibit 10.1

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

[ADOPTED: AUGUST 22, 1978; AMENDED: AUGUST 30, 1983,
MAY 19, 1987, AUGUST 30, 1988, DECEMBER 12, 1996, NOVEMBER 11, 1999,
AND NOVEMBER 29, 2001]

ARTICLE I.
Purpose, Definitions, Administration, Amendment

The Moog Inc. Supplemental Retirement Plan is an unfunded plan, not intended to qualify under the Internal Revenue Code, maintained for the purpose of providing additional retirement benefits for a select group of management or highly compensated employees of Moog Inc., and participation in the Moog Inc. Supplemental Retirement Plan is limited consistent with such purpose. Benefits under the Moog Inc. Supplemental Retirement Plan are intended to supplement benefits provided under the Moog Inc. Employees' Retirement Plan and benefits received from Social Security.

The following words and phrases as used herein have the following meanings:

"Cause" means: any harmful act or omission that constitutes a willful and a continuing material failure by the Executive to perform the material and essential obligations under his Employment Termination Benefits Agreement (other than as a result of death or total or partial incapacity due to physical or mental illness); or the Executive's conviction of a felony, or any willful perpetration by the Executive of a common law fraud upon the Company; or any willful misconduct or bad faith omission by the Executive constituting dishonesty, fraud or immoral conduct, which is materially injurious to the financial condition or business reputation of the Company. Anything in this definition to the contrary notwithstanding, the termination of the Executive's employment by the Company is not considered to have been for Cause if the termination resulted from: bad judgment or mere negligence on the part of the Executive; or an act or omission by the Executive without intending to gain, directly or indirectly, a substantial personal profit to which the Executive was not legally entitled; or an act or omission by the Executive that the Executive believed in good faith to have been in the interests of the Company or not opposed to such interests.

"Change of Control" means the transfer in one or more transactions, extending over a period of not more than 24 months of Common Stock of the Company possessing 25% or more of the total combined voting power of all Class A and Class B Shares of Common Stock. A transfer shall be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such Common Stock.

"Code" means the Internal Revenue Code of 1986, as amended and as it may be amended.

"Common Stock" means the Class A and Class B $1.00 par value shares of the capital stock of the Company, as well as all other securities with voting rights or convertible into securities with voting rights.

"Company" means Moog Inc., as well as any successors or assigns of Moog Inc., whether by transfer, merger, consolidation, acquisition of all or substantially all of the business assets, change in identity, or otherwise by operation of law and for purposes of employment of an Executive shall also mean any parent, subsidiary or affiliated entity to whom Executive's services may be assigned.

"Compensation" means the sum of:

(1) The average of the highest consecutive three-year base salary paid or payable to the Executive in or on account of a fiscal year prior to Retirement, Involuntary Termination of Employment, or a Change of Control, as the case may be, plus

(2) The highest annual bonus paid or payable to the Executive with respect to any of the last three fiscal years prior to Retirement, Involuntary Termination of Employment, or a Change of Control, as the case may be, plus

(3) The highest annual profit share paid to the Executive with respect to any of the last three fiscal years prior to Retirement, Involuntary Termination of Employment, or a Change of Control, as the case may be, or, if not paid, the amount of the unpaid profit share, if any, that would have been payable under the terms of the Profit Share Plan.

"Compensation Committee" means the Executive Compensation Committee of the Board of Directors of the Company (the "Board"), as it is constituted from time to time.

"Disability" means the inability of Executive to perform a substantial portion of his duties for a continuous period of 6 months or more.

"Employment Termination Benefits Agreement" means the written agreement between the Company and the Executive providing the terms and conditions of the Executive's employment as a member of the Company's management.

"Executive" means an employee of the Company who participates in the Moog Inc. Employees' Retirement Plan, who is an officer of the Company and who is a party to an Employment Termination Benefits Agreement.

"Involuntary Termination of Employment" means a severance of the Participant's employment relationship prior to age 65, other than for death, Disability, Retirement, or Cause, by or at the instigation of Company or by or at the instigation of Participant where Participant's pay has been diminished or reduced to a greater extent than any diminution or reduction of Company's Executives generally, or where there has been a Change of Control, Involuntary Termination of Employment shall also include a termination of the employment relationship by Participant (whether before or after age 65), within two years of the Change of Control, in those circumstances where the duties, responsibilities, status, base pay or perquisites of office and employment have been diminished or downgraded, or substantially increased (other than base pay) without Participant's actual or implied consent; provided, however, that a general increase or decrease in base pay which is approved by a majority of those Participants who are parties to Employment Termination Benefits Agreements will be considered as having been consented to for purposes of this Plan.

"Moog Inc. Employees' Retirement Plan" means the Moog Inc. Employees' Retirement Plan, as amended and restated effective as of January 1, 1989, as amended and as it may be amended, or any successor Company Retirement Plan, as in effect as of the date that a benefit is calculated under the Plan.

"Participant" means an Executive who is a Participant in the Plan pursuant to Article II. The word "Participant" includes a person who has ceased to actively participate in the Plan but who has not received payment of all of his Plan benefits.

"Plan" means the Moog Inc. Supplemental Retirement Plan, as set forth herein and as it may be amended.

"Retirement" means the election of Executive to retire from active employment with Company at the end of the month in which Executive attains 65 years of age or thereafter. Retirement shall also mean a similar election by Executive prior to age 65, where Executive elects to receive early Retirement benefits under the Moog Inc. Employees' Retirement Plan.

"Spouse" means a surviving spouse receiving benefits, if any, payable under the Moog Inc. Employees' Retirement Plan because of the death of a Participant, and includes a spouse receiving either pre-retirement surviving spouse benefits or survivor's benefits because of the form of payment elected by the Participant under the Moog Inc. Employees' Retirement Plan.

"Supplemental Benefit" means the income, if any, payable to a Participant or Beneficiary pursuant to Article III of the Plan.

"Year of Service" has the same meaning as defined in the Moog Inc. Employees' Retirement Plan for benefit accrual purposes.

The Plan shall be operated under the direction of the Compensation Committee, which shall have all authority and powers necessary to administer the Plan and construe the Plan terms, make factual determinations, resolve any ambiguities or inconsistencies, determine eligibility for participation or benefits, and decide all questions arising in the Plan administration, interpretation or application; provided, however, that all such actions or decisions made after a Change of Control shall be subject to a de novo standard of judicial review.

While the Company expects to continue the Plan indefinitely, it reserves the right to amend the Plan at any time and from time to time or to discontinue the Plan at any time, by action of its Board. No amendment or discontinuance of the Plan shall impair or adversely affect any benefits accrued under the Plan as of the date of such action, except with the consent of the Participant or Spouse entitled to receive such benefits. In the event of an amendment of the Plan affecting benefits, or discontinuance of the Plan, the interest of each Participant shall be determined as if each Participant retired as of the date of such amendment or discontinuance; provided, however, that in the event of such an amendment or discontinuance after a Change of Control, the Plan shall continue and benefits shall continue to accrue under the Plan, based on the terms of the Plan as of the date preceding such action, for all individuals who are Participants or Spouses on such date.

ARTICLE II.
Eligibility

Each Executive shall be a Participant eligible for Supplemental Benefits pursuant to Article III of the Plan, provided the Executive has at least ten continuous Years of Service with the Company and (except as provided in Article VIII) elects Retirement; provided, however, that at the time of Retirement, the Participant must have attained (1) age 65 or later or (2) age 60 or later with a combined total of age and Years of Service with the Company at least equal to 90; provided, further, that Supplemental Benefits shall be payable to an Executive who receives benefits under the Moog Inc. Employees' Retirement Plan because of Disability, without regard to such Participant's eligibility for early or normal Retirement benefits under this Plan. Supplemental Benefits shall be payable to a Spouse who receives pre-retirement surviving spouse benefits under the Moog Inc. Employees' Retirement Plan because the Executive died before commencing benefit payments under the Moog Inc. Employees' Retirement Plan.

Eligibility for the benefits of this Plan is limited to Executives of the Company and does not extend to officers or executives of any affiliate or subsidiary.

ARTICLE III.
Benefits

For an Executive with 25 or more Years of Service with the Company, the Supplemental Benefit payable to the Executive under this Plan (determined based on the payment form elected under the Moog Inc. Employees' Retirement Plan) shall equal the excess, if any, of "(a)" over "(b)" + "(c)" where "(a)" is 65% of the Executive's Compensation, "(b)" is the benefit that would be paid to the Executive under the Moog Inc. Employees' Retirement Plan at age 65, and "(c)" is one-half the primary Social Security benefit of the Executive at age 65. For an Executive with 10-24 Years of Service, "(a)" will be determined according to the following schedule:

Years of Service	(a) Total Combined Benefit Target
24	64%
23	63%
22	62%
21	61%
20	60%
19	59%
18	58%
17	57%
16	56%
15	55%
14	54%
13	53%
12	52%
11	51%
10	50%

Early payment of Supplemental Benefits under this Plan shall be made to an Executive who elects earlier Retirement under the Moog Inc. Employees' Retirement Plan; provided, however, that no early payment shall be made unless the Executive's Retirement is at age 60 or later with a combined total of age and Years of Service with the Company at least equal to 90; provided, further, that the Supplemental Benefits payable under this Plan shall be reduced by the early payment actuarial discount established under the Moog Inc. Employees' Retirement Plan for the commencement of benefits before age 65. Notwithstanding the foregoing, Supplemental Benefits shall be payable to an Executive who receives benefits under the Moog Inc. Employees' Retirement Plan because of Disability, without regard to such Participant's eligibility for early or normal Retirement benefits under this Plan.

In the event of commencement of Supplemental Benefits prior to attainment of age 62, the Supplemental Benefit payable under this Plan shall include a Social Security "bridge" payment equal to the amount of the Social Security benefit at age 62, until such time as the Executive attains age 62.

In the event of commencement of Supplemental Benefits between age 62 and age 65, the Social Security benefit amount to be used in determining the Supplemental Benefit payable under this Plan shall be the Social Security benefit amount payable on the actual date of Retirement.

A Spouse shall receive a payment of Supplemental Benefits determined by applying the above benefit formula if, and to the extent that, the Spouse receives pre-retirement surviving spouse benefits under the Moog Inc. Employees' Retirement Plan because the Executive died before commencing benefit payments under the Moog Inc. Employees' Retirement Plan; provided, however, that if the Executive had not attained age 65 when he died, the Supplemental Benefits shall be determined as if the Executive attained age 65 on the day before his death.

Supplemental Benefits under this Plan, to which a Spouse is entitled pursuant to the preceding paragraph, shall be paid to a Spouse who receives pre-retirement surviving spouse benefits from the Moog Inc. Employees' Retirement Plan before the Participant would have attained age 65; provided, however, that the Supplemental Benefits payable under this Plan shall be reduced by the early payment actuarial discount established under the Moog Inc. Employees' Retirement Plan for the commencement of benefits before age 65.

ARTICLE IV.
Time and Form of Benefit Payment

Any benefit under this Plan shall be paid to the Participant, or his Spouse, at the same time and in the same form and manner as benefit payments are made to, or on behalf of, the Participant or Spouse under the Moog Inc. Employees' Retirement Plan, except as otherwise provided in Article III.

ARTICLE V.
Funding

This Plan shall be maintained as an unfunded Plan which is not intended to meet the qualification requirements of Section 401 of the Code. All benefits under this Plan shall be payable solely from the general assets of the Company and a Participant or Spouse shall have only the rights of a general unsecured creditor of the Company. No benefits under this Plan shall be payable from the trust fund maintained under or in accordance with the provisions of the Moog Inc. Employees' Retirement Plan. The Company, however, has established a grantor trust, to which the Company makes contributions from time to time in accordance with the terms of the Trust Agreement.

ARTICLE VI.
Effective Date

The Effective Date of this Plan shall be October 1, 1978. The Effective Date of the amendment and restatement of this Plan shall be November 29, 2001, and the amended and restated terms of the Plan shall apply to only Participants employed by the Company on or after the Effective Date of the amendment and restatement.

ARTICLE VII.
Agreement Not to Compete

Payment of benefits under this Plan is contingent upon the Participant's agreement not to directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee for a period of the later to occur of the expiration of three years after Retirement or the attainment of 65 years of age. In the event a Participant shall compete with the business of the Company, payment of benefits under this Plan shall be suspended so long as such Participant engages in activity deemed to be in competition with the business of the Company. Notwithstanding the foregoing, this Article VII shall not apply to a Participant after the Participant's Involuntary Termination of Employment by virtue of a Change of Control.

ARTICLE VIII.
Benefits Upon Certain Terminations or Change of Control

The provisions of this Article VIII shall apply only where there has been an Involuntary Termination of Employment or a Change of Control.

Upon an Involuntary Termination of Employment, other than by virtue of a Change of Control, a Participant who would be eligible to receive benefits under this Plan if he was then age 65 or more, shall be vested in his benefits under this Plan upon such Involuntary Termination of Employment and, upon attainment of age 65, shall receive such benefits determined as follows: the benefit payable at age 65 shall be determined under Article III using the Executive's Compensation paid prior to such Involuntary Termination of Employment, instead of Compensation paid prior to Retirement, subject to further adjustment by reducing the combined benefit target of Article III by one percent for each year of the Participant's age under 65 at the time of such Involuntary Termination of Employment. For example, a Participant age 45 at the time of such Involuntary Termination of Employment, with 15 Years of Service to the Company, upon attaining age 65, would have a combined benefit target of 44 percent (55 percent - (55 percent x 20 percent)  =  44 percent) instead of the combined benefit target of 55 percent that would be payable if the Participant were then 65 years of age with 15 Years of Service.

Upon a Change of Control, a Participant who would be eligible to receive benefits under this Plan if he was then age 65 or more, shall be vested in his benefits under this Plan upon such Change of Control and, upon attainment of age 65, shall receive such benefits determined as follows: the benefit payable at age 65 shall be determined under Article III using the greater of the Compensation paid to the Executive prior to such Change of Control or the Compensation paid to the Executive prior to Retirement.

ARTICLE IX.
Miscellaneous

Social Security: Any increases in Social Security benefits payable to a Participant after Retirement shall not be considered in determining any benefits payable under this Plan.

Nonassignability: No benefit under this Plan shall be assigned or alienated, or be subjected by attachment or otherwise to the claims of creditors of any Participant or Spouse.

Nonguarantee of Employment: This Plan shall not be construed as giving any Participant the right to be retained in the employment of the Company.

Death Benefits: Except as provided in Article III (with respect to the payment of benefits under this Plan to a Spouse because pre-retirement surviving spouse benefits are payable under the Moog Inc. Employees' Retirement Plan) or Article IV (with respect to the payment of benefits under this Plan to a Spouse because of the form and manner of benefit payments elected by the Participant under the Moog Inc. Employees' Retirement Plan), there shall be no death benefit payable under this Plan.

Deferred Retirement: In the event that a Participant elects a deferred Retirement date after age 65, the amount of benefit payable under this Plan at Retirement shall not be adjusted other than as provided by the benefit formulas in Article III.

Attorney's Fees: In the event that any dispute or difference arising under or in connection with this Plan results in arbitration or litigation, Company shall reimburse Executive for all reasonable Attorney's Fees and expenses if Executive prevails in such proceeding.